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                                                               Exhibit 99(d)(3)

INNERDYNE;INC.


                        DUAL PARTY CONFIDENTIAL DISCLOSURE AGREEMENT

      This Agreement is effective this fourth day of October, 1999 by and between InnerDyne, Inc., having an address of 1244 Reamwood Avenue, Sunnyvale, California, 94089, (hereinafter referred to as "InnerDyne") and United States Surgical, a division of Tyco Healthcare Group LP, a Delaware limited partnership, having a place of business at 150 Glover Avenue, Norwalk, Connecticut 06856 (hereinafter referred to as "USS"):

      WHEREAS, InnerDyne possesses certain technical information related to laparoscopic access instrumentation; and

      WHEREAS, USS is interested in evaluating InnerDyne's technical information in order to determine the desirability of acquiring rights in and to the technical information; and

      WHEREAS, it may be necessary for USS to disclose certain confidential and proprietary information of USS to InnerDyne in order to effectively evaluate InnerDyne's technical information.

      NOW, THEREFORE, in consideration of the promises and of the mutual covenants, conditions, and limitations herein contained, USS and InnerDyne do hereby agree as follows:

      1. InnerDyne may disclose to USS confidential and proprietary technical information relating to laparoscopic access instrumentation solely for the purpose of and in sufficient detail to enable USS to fully evaluate such technical information to determine the desirability of acquiring rights to make, use and/or sell products incorporating InnerDyne's technical information. USS may also disclose to InnerDyne such proprietary and confidential information of USS as it deems necessary and desirable to effectuate its evaluation of InnerDyne's technical information.

      2. Each party agrees to accept the disclosures of the other party on a confidential basis ("CONFIDENTIAL INFORMATION") and to exercise the same degree of care with respect to the other party's CONFIDENTIAL INFORMATION as is exercised in preserving and safeguarding its own confidential and proprietary information, but no less than a reasonable degree of care. Each party further agrees not to disclose the other party's CONFIDENTIAL INFORMATION other than to those of its officers, directors, employees, advisors, attorneys, consultants or agents (hereinafter referred to collectively as "Representatives") with a need to know the CONFIDENTIAL INFORMATION to carry out the purpose of this agreement, provided that such Representatives shall have agreed to be bound in writing to maintain confidentiality of the CONFIDENTIAL INFORMATION. In order to be considered CONFIDENTIAL INFORMATION subject to the terms and conditions of this Agreement, information must be disclosed to the receiving party in written or other tangible form which is clearly marked "Confidential", or be designated as confidential in writing when the confidential information is revealed; or if disclosed orally, then designated as confidential orally when disclosed, and confirmed within thirty (30) days in writing as confidential.


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It is further agreed by the parties that the existence, the terms and the conditions of this Agreement shall be deemed to be CONFIDENTIAL INFORMATION of both parties, and shall be safeguarded accordingly and not disclosed to others.

      3. It is hereby acknowledged by InnerDyne that USS shall incur no obligation or liability other than as set forth herein merely for examining and considering InnerDyne's CONFIDENTIAL INFORMATION. Similarly, it is hereby acknowledged by USS that InnerDyne shall incur no obligation or liability other than as set forth herein merely for examining and considering USS's CONFIDENTIAL INFORMATION. USS and InnerDyne further agree that neither will disclose or use (except as provided in Section 1 hereof) the other's CONFIDENTIAL INFORMATION unless and until a further signed agreement is made between the parties setting forth the terms and conditions under which rights to such CONFIDENTIAL INFORMATION are to be acquired.

      4. Notwithstanding the foregoing, a receiving party's obligations under paragraphs 2 and 3 above shall not extend to any disclosed information:

             (a) that was publicly available prior to the date of disclosure by the disclosing party; or

             (b) that has been received by the receiving party from another source not under obligation of secrecy to the disclosing party; or

             (c) that becomes publicly available not due to any unauthorized act by the receiving party; or

             (d) that is independently developed by the receiving party, as evidenced by written documentation.


      5. The parties hereby agree that no right or license under any patent, copyright, or trademark of USS or InnerDyne is granted, or is to be construed as being granted, to either party by the terms and conditions of this Agreement. Further, the parties hereby agree that no announcements of actual or potential collaboration between USS and InnerDyne will be made by either party without the prior written consent of the other party, which consent shall not unreasonably be withheld.

      6. This Agreement shall be integrated and construed, and the legal relations created herein shall be determined, in accordance with the laws of the State of Delaware.

      7. The validity and/or enforceability of any clause of this Agreement, or part thereof, shall not affect the validity and/or enforceability of any other clause, or part thereof.

      8. Excepting only formal written agreements executed hereafter or concurrently herewith, this Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and merges or supersedes all prior discussions, proposals, offers, and agreements, if any, with respect thereto, and there are no understandings, representations or warranties of any kind except as set forth herein.


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      9.  This Agreement shall be binding upon and inure to the benefit of USS, its successors and assigns, and InnerDyne, its successors and assigns.

     10. Each party's obligation under paragraphs 2 and 3 shall become effective and remain in full force for a period of three (3) years from the date of execution of this Agreement.



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AGREED TO AND ACCEPTED

INNERDYNE, INC.


By:  /s/ Robert A. Stern
   ---------------------------
   Robert A. Stern

Title: Vice President and Chief Financial Officer

Date: October 4, 1999



UNITED STATES SURGICAL, a
Division of Tyco Healthcare Group LP

By: /s/ John C. Andreas
   ---------------------------
Title: Vice President and General Counsel

Date: October 5, 1999